Exhibit 4.28

Confidential Materials omitted and filed separately
with the Securities and Exchange Commission. Asterisks denote omissions.

REAL - ESTATE LEASING CONTRACT

No. 181 – 61 4875

MoTo Objekt CAMPEON GmbH & Co. KG, Düsseldorf

- The Lessor -

Infineon Technologies AG, Munich

- The Lessee -

Preamble:

The Lessor and the Lessee intend that the complete contract, and thus the subject of the leasing contract, be classified as an "operating lease" in accordance with US GAAP. The anticipated payments to be made by the Lessee after the start of the lease will therefore be calculated so that the [**] of all payments to be incorporated into the [**] in accordance with the provisions of US GAAP, discounted at the lower of (i) [**], or (ii) [**] to be used as the basis [**]. The basic [**] will be the lower value of (i) [**], or (ii) [**].

I.	Subject of the leasing contract:

Office, administrative, and research buildings in the form of a campus detached-building development in accordance with the basis of the order specifying the subject of the leasing contract, that is to say the general building contractor/general contractor contract with its documents / annexes (not including installations and fittings).

With a tract of land of about 550,000 square meters of the building lease still to be parceled out:	Probable	Gross
In Neubiberg	use of the building:	floor space:

Land register designation:		m²
Land register for building leases of the	Module A	24,747
Munich District Court	Module B	23,201
of Unterbiberg	Module C	22,948
Sheet 9578	Module D	18,392
Plots 70 / 10, 70 and 69	Module E	27,755
	Module F	21,467
Size: 620,356 m²
	Usable space in basements	9,563
	Subletting:	0 m²
	Total approx:	148,073 m²

	Parking spaces	1980

II.	Total period of the lease: 20 years
(of which the first leasing period: 15 years)

	Date when the overall leasing period is expected to start:	December 1, 2005
	Date when the first leasing period is expected to end:	November 30, 2020
	Date when the overall leasing period is expected to end:	November 30, 2025

III.	Payments to be made by the Lessee:

1.	The payments to be made by the Lessee have three components. These are:

•	administrative costs in accordance with subsection 7

•	incidental expenses in accordance with Articles 4.6 and 5 of this contract in conjunction with Annex 1 to this contract

•	rental payments in accordance with Supplementary Agreement No. 1 to this contract, whereby the basis for calculating the payments to be made by the Lessee in accordance with subsection 5 is the total investment costs in accordance with Article 2.1 of this contract, but with an upper limit in each case – subject to what is set out in subsection 2 – of [**] euros

Of this	in euros
Real estate		[**]
Module A		[**]
Module B		[**]
Module C		[**]
Module D		[**]
Module E		[**]
Module F		[**]
Miscellaneous		[**]

2.	The upper limit for the total investment costs of [**] euros mentioned in subsection 1 will be deemed to be fixed unless there are increases in costs over and above this amount as a result of the following:

–	change requests submitted by the Lessee;

–	within the context of the building contract to be concluded by the Lessor, the general building contractor/general contractor/building partner consortium makes justified extra charges for the property. Extra charges in this sense will be taken to be those resulting from the Lessee's doing something, or failing to do something, as a consequence of having its own work carried out on installations and fittings and / or lessee / user installations – or because of delays, or as the result of a refusal by the lessee / user to cooperate in conjunction with the work on installations. Such extra charges may not, however, exceed [**]% of the total investment costs.

–	requirements under public law, including building permission / implementation contract or statutory requirements that, to the best of the knowledge and belief of the parties to the contract, could not be anticipated before the leasing contract was signed, and which do not come within the scope of performance of the general building contractor and are not covered by the contents of the general building contractor contract;

–	higher interim financing costs.

To determine whether costs have increased, all changes in costs (either upwards or downwards) on the aforementioned grounds (such as, for example, including lower interim financing costs) must be balanced. Article 2 subsection 2 of this contract deals with these changes in costs.

The anticipated contractual residual value at the end of the first leasing period will be:	[**]% of the total investment costs
i.e. a probable value of:	[**] euros
at the end of the second leasing period will be:	[**]% of the total investment costs
i.e. a probable value of:	[**] euros

3.	Drafting fee	Not applicable

4	Expenditure accruing to the Lessor before the start of the overall leasing period pursuant to Article 4 subsection 2 and Supplementary Agreement No. 1:

a)	Financing costs / interest for building finance

b)	Compensation for provision

c)	Interest on value-added tax paid in advance

d)	Insurance premiums

e)	Ancillary costs of tenancy pursuant to Article 5, and administrative costs in accordance with Article 4 subsection 5, if capitalizable under SFAS 67.

Items a) to e) are part of the item "Miscellaneous" in section III subsection 1, and they are included in the total investment costs (Article 2 subsection 1).

5.	Payments of rent after the start of the overall leasing period: in accordance with Article 4 subsection 3 and Supplementary Agreement No. 1

6.	Adjustment of the rents because of interest conversion in accordance with Article 4, subsection 4 and Supplementary Agreement No. 1

7.	Administrative costs:	[**] euros p.a. for the first leasing period
[**] euros p.a. for the second leasing period

8.	Incidental expenses:
The Lessee will reimburse the Lessor for incidental expenses on production of the necessary evidence, insofar as this is provided for in Article 5 in conjunction with Annex 1.

9.	Value-added tax:

When there is an obligation to pay value-added tax (if appropriate, as an option), the statutory rate of value-added tax must be paid in addition to all payments that are to be made by the Lessee under this contract. With regard to the leasing service to be provided for the Lessee under this contract, the Lessor undertakes to opt for value-added tax in accordance with Article 9 of the Value-Added Tax Act, insofar as this option is legally permissible. The Lessee is aware that the Lessor will not be permitted to opt for the obligation to pay value-added tax on rents for buildings or parts of buildings unless these are being used by the Lessee or a subtenant exclusively for purposes involving an obligation to pay value-added tax. The Lessee is also aware that the Lessor must prove to the taxation authorities that the option is permissible. The Lessee therefore undertakes to cooperate with the Lessor by providing all the items of evidence required by the public authority that cannot be produced by the Lessor itself (such as, for example, sub-tenancy agreements and a breakdown of the turnover of the respective end users) in order to give any necessary assistance to the Lessor in fulfilling its obligation to provide evidence to the revenue authorities. The Lessor will agree such submissions with the Lessee, and it will take any necessary steps against the submission of such documents that the Lessee suggests in order to guard against any unjustified claims by the public authority. On production of the necessary evidence, the Lessee will reimburse the Lessor for any third-party costs incurred and agreed in this respect (if authorized), or it will advance the payment until authority has been finally made clear.

IV.	Rent-receipts account of the Lessor:

For the rental payments or other payments affecting the rental payments:

Account no.:	[**]
Bank no.:	[**]
Bank:	[**]

For administrative costs and all other payments arising from this leasing contract:

Account no.:	[**]
Bank no.:	[**]
Bank:	[**]

V.	Supplementary agreements:

Supplementary Agreement No. 1 "Rents", together with annexes

	I	Liquid assets of the object company (first leasing period)

	Ia	Taxable profits of the object company

	Ib	Premises

	Ic	Planned liquid assets calculation for a holding of €100,000

	Id	Profitability calculation for a holding of €100,000

	II	Liquid assets of the object company (second leasing period)

	III	Covenants

and

Supplementary Agreement No. 2 "Security for Rent", together with annexes.

	1.	Pledge of a credit balance in favor of the Lessor

	2.	Rent guarantee to secure certain claims on the part of the Lessor

VI.	Annexes

Annex 1 "List of incidental expenses"

Annex 2 "Insurance cover"

Annex 3 "Right of Purchase"

LEASING TERMS AND CONDITIONS

Article 1

Subject of the leasing contract / start of the overall leasing period

1.	The subject of the leasing contract are the items of property described under I. Machines and installations and fittings not belonging to the subject of the leasing contract within the meaning of Article 68 of the BewG (Tax Valuation Act) are not the subject of this contract, even if they are essential parts of the property. Articles 7 – 10 will apply in accordance with the actual use by the Lessee.

2.	The leasing period will begin with the acceptance of the building work between the Lessor and the general building contractor or the general contractor building partner consortium and the takeover of the subject of the leasing contract by the Lessee (start of the lease). The Lessee will have the right to take part in the acceptance of the building work or in the inspections carried out prior to acceptance . The Lessee will take over (with an appropriate period of advance notice) immediately after the building work has been accepted (as far as possible officially). A record will be kept of the takeover. Minor defects (in accordance with Article 12 subsection 3 of VOB (standard building-contract terms) Part B) will not stand in the way of the takeover. Unless otherwise stated in this contract (Article 11, subsection 2), the Lessor gives no guarantee that the anticipated time of takeover quoted in section II will be adhered to.

The warranty of the Lessor will be fulfilled as follows: if a binding takeover time is agreed between the Lessor and the Lessee (this time will always be after the building work has been accepted), the Lessor must relinquish to the Lessee any claims regarding a contractual penalty and / or compensation for damage arising from late completion against the Lessor's contractual partners taking part in the project – such as, for example, the general building contractor / general contractor / general contractor building partner consortium carrying out the building work. This relinquishment will once and for all meet any claims for damages by the Lessee against the Lessor in the event of late completion.

Article 2

Total investment costs

1.	Total investment costs will be any items of expenditure before, during, and after the construction phase that accrue to the Lessor from the acquisition of the plot of land, from the procurement of the building lease, from the acquisition or setting up of the subject of the leasing contract, and from tax burdens (such as, for example, value-added tax and real-estate transfer tax) on the conditions mentioned, even if the relevant tax or new tax conditions are not introduced until after the contract has been concluded. They will therefore include the following:

The purchase price of the plot of land / purchase price of the building lease, including transaction costs (such as, for example, the cost of notarial registration) and / or the building costs including public fees and the insurance premiums during the period of construction; the development costs; the payments that have to be made altogether by the Lessor in order to obtain building permission on the basis of the implementation contract concluded with the Neubiberg local authority; and the costs billed to the Lessor by third parties in conjunction with overall financing (such as, for example, appraisal, lending against collateral security, real-estate transfer tax, and non-deductible value-added tax, including any additional taxes (such as, for instance, the payment of interest). This will only apply to additional taxes if they are not the result of the Lessor's failure to meet its tax obligations.

The items of expenditure in accordance with Article 4 subsection 2 will also be part of the total investment costs.

All items of expenditure will be incorporated into the total investment costs, irrespective of when they were incurred or officially determined, including after the subject of the leasing contract has been taken over pursuant to Article 1, and after the total investment costs have been determined in accordance with subsection 3 below.

The deductible value-added tax paid by the Lessor on the total investment costs will not be part of the total investment costs.

2.	When complying with the basis of the order that defines the subject of the leasing contract, it will be both the joint aim and the obligation of the parties to the contract to minimize the total investment costs, taking into account the facts relating to increases quoted in III subsection 2 .

3.	The total investment costs will be determined jointly by the parties once all invoices have been presented. Once the subject of the leasing contract has been completed, the payments to be made by the Lessee in accordance with III subsection 1, and the contractual residual value in accordance with III subsection 2, will be adjusted to the total investment costs that have been jointly determined. The adjustment will either be upwards within the limits of the agreed highest price (taking into account the facts relating to increases quoted in III subsection 2 ) or downwards. This will apply accordingly to total investment costs that are incurred later. The Lessee will receive rent credit notes for any overpayments that have been made up to the time in question. These will be taken into account in the rental payment that is next due. Any necessary reallocation of individual cost components to individual buildings / modules or real estate and ground (which would lead to a change in the AfA basis of measurement) will be jointly agreed and implemented. If reallocation is essential for tax reasons (such as, for example, in connection with an inspection by the tax office), the Lessor will carry this out, taking into account the possible alternatives, and discussing the matter with the Lessee.

4.	If the agreed total investment costs are exceeded by up to [**]%, and if this is due to some action, or some failure to act, on the part of the Lessee – as specified under III subsection 2 – the Lessor will be able to demand that the Lessee, after taking over the subject of the leasing contract, lend the Lessor the appropriate amount at the same interest rate as the loan capital. Any remaining part of the loan that has not yet been repaid must be paid back to the Lessee once the Real-Estate Leasing Contract has expired. The Lessor will try to find other refinancing options to cover the total investment costs that have been exceeded.

Article 3

Agreement of the contract

The Lessor will present the contracts that it is to conclude, and which are associated with the acquisition or the erection of the subject of the leasing contract, to the Lessee for consent. The Lessee is aware that all obligations to pay that arise from these contracts and their execution will be met by the Lessor from the total investment costs pursuant to Article 2 or the incidental expenses pursuant to Article 5. This will not apply if obligations to pay arise from the aforementioned contracts because the Lessor has acted in a way that is in breach of contract.

Article 4

Payments and items of expenditure

1.	Not applicable.

2.	The following items of expenditure that accrue to the Lessor before the start of the leasing period will be included in the calculation of the total investment costs and will accordingly be paid via the rents calculated in accordance with Supplementary Agreement No. 1 pursuant to Article 4 subsection 3.

	a)	Financing costs and interest for building finance:

These accrue for the total investment costs that are paid by the Lessor before the start of the lease.

	b)	Compensation for provision:

Compensation for provision billed to the Lessor by third parties.

	c)	Interest on value-added tax paid in advance :

Interest on value-added tax paid in advance will accrue for the value-added tax paid by the Lessor on the total investment costs and claimed by the tax office as value-added tax to be paid in advance. Such interest will accrue at the normal market rate for the Lessor's current account until the sum is refunded by the tax office. This will also apply to the value-added tax that the Lessor only pays after the start of the overall leasing period.

	d)	Ancillary costs of tenancy in accordance with Article 5 and administrative costs in accordance with III subsection 7 if they accrue before the start of the overall leasing period and if they are capitalizable under SFAS 67.

These items of expenditure will be calculated monthly in accordance with the total investment costs paid, or not yet paid, by the Lessor (compensation for provision) or the value-added tax paid in advance, and they will become part of the total investment costs pursuant to Article 2 subsection 1 (for others, see subsection III and Supplementary Agreement No. 1).

3.	Payments after the start of the overall leasing period

	a)	The rent for the first leasing period will be calculated on the basis of the final total investment costs (Article 2) in accordance with Supplementary Agreement No. 1.

	b)	The rents for the second leasing period will be fixed by the Lessor in good time before the end of the first leasing period. The rents will correspond to comparable rents that are common in the locality. They will, however, correspond to at least a rent that is based on the repayments that have been made in the rent to date, on the length of the overall leasing period remaining, on the agreed residual debt (for loan capital and equity capital) – this corresponds in total to the contractually agreed residual value according to this contract – and on the rates of interest agreed with the Lessee for the portion of loan capital and the portion of equity capital in accordance with Annex II to Supplementary Agreement No. 1.

4.	Adjustments

At the time of conversion, the Lessor will be entitled and obliged to adjust the rents for the next specification period, taking into account the amount of the first leasing period remaining, the repayments made in the rent to date, and the rate of interest agreed with the Lessee in accordance with Supplementary Agreement No. 1.

If conversion times occur in the second leasing period, the remaining time must be added to the second leasing period.

5	Administrative costs

During the overall leasing period, the administrative costs to be paid after the contract has been concluded will remain constant at the level of the amounts agreed for the individual leasing periods under III subsection 7.

6.	Incidental expenses

On production of the necessary evidence, the Lessee will reimburse the Lessor for the incidental expenses listed in Article 5 that have been incurred since the conclusion of the leasing contract (provided such costs are normal for the market). If there is doubt as to whether such costs are normal for the market, the lessor shall advance the incidental expenses.

Article 5

Incidental expenses

Incidental expenses will include any costs incurred since the contract was concluded and taxes (taxes if listed hereinafter) resulting from the ownership of the subject of the leasing contract, from its acquisition, or from its letting (provided they are not already included in the total investment costs). Any incidental expenses that are incurred at the start of the lease will be incorporated into the total investment costs, provided this is possible in accordance with SFAS 67. The incidental expenses that are incurred at the start of the lease but that cannot be incorporated into the total investment costs in accordance with SFAS 67 will be billed to the Lessee after the lease has started, together with the interest paid by the Lessor (normal market interest rate for the Lessor's current account) and reimbursed to the Lessor.

Incidental expenses will include the following:

1.	The cost of insurance policies that have been taken out (Article 9).

2.	The cost of any maintenance contracts that have to be concluded with the companies carrying out the construction work in order to obtain extended warranty periods in agreement with the Lessee.

3.	Ongoing work arising from a contract for the sale of property or a building-lease agreement concluded by the Lessor.

4.	All property-related taxes (such as, for example, real-estate tax, real-estate transfer tax (real-estate transfer tax also if it arises because of a change in the present or future shareholder inventory of the Lessor)), levies, contributions, fees, and other charges and obligations of any type resulting from the real estate, including if they are only introduced for the first time during the leasing period.

5.	Demands for value-added tax that result from emoluments that are not subject to value-added tax.

6.	Any trade tax and any newly introduced or newly specified taxes and charges due to be paid by the Lessor or its original limited partners – after consideration of the curtailment regulations in accordance with Article 9, subsection 1, clause 2 of the Law on Trade Tax.

7.	Additional taxes not owed by the Lessor on the taxes to be paid by the Lessee in accordance with this contract.

8.	Outside costs that accrue to the Lessor in its capacity as property company and whose foundation shareholders come into being as partners of the property company, such as, for example, annual liability remuneration and management remuneration, founding costs, the cost of any necessary alterations to articles of association, annual auditor costs, and contributions to the Chamber of Industry and Commerce. The costs of the limited partnership's tax return do not count as costs in this sense.

9.	The cost of producing the return for determining the unit value of the subject of the leasing contract;

10.	The cost of the regular (i.e. every three years) monitoring of the building status after takeover in order to check whether the provisions of Article 7.2 of this contract are being complied with.

The incidental expenses that accrue from the present point of view are set out finally in Annex 1. Other types of incidental expense may only be considered as incidental expenses with the agreement of the Lessee. They must not result in the future from new tax regulations or other new public-law regulations, or from changes to existing tax regulations or changes to other regulations under public law.

Article 6
Terms of payment

1.	The Lessee must make the necessary payments irrespective of the condition and the usability of the subject of the leasing contract. If the subject of the leasing contract is defective or unusable, the Lessee will not be entitled after takeover to reduce, withhold, or offset payments against this, either wholly or in part, unless the claims are undisputed or have legal force. The Lessee will also be able to request a reduction in its obligation to perform if the subject of the leasing contract has either wholly or partially deteriorated, or if it has been either wholly or partially destroyed, and the Lessee is not responsible for this destruction, or if the subject of the leasing contract cannot be used in the long term owing to circumstances beyond the control of the Lessee. In the event of the wholesale incidental decline or the complete incidental destruction of the subject of the leasing contract, the Lessee's obligation to perform will be reduced to zero.

2.	a)	Rents and administrative costs from the start of the lease will be due proportionately each month in advance on the third calendar day (value date of the credit note on the receipts account of the Lessor as per IV). If the Lessee does not keep to the payment dates, it will immediately be deemed to have fallen into arrears.

	b)	Other payments to be made by the Lessee will be due fourteen days after receipt of the Lessor's invoice within the meaning of Article 14 of the Value-Added Tax Act. The Lessor and the Lessee have agreed that arrears will be deemed to have occurred with the receipt of a warning from the Lessor after the time when payment is due. In any case, however, it will be deemed to have occurred thirty days after the time when payment is due.

3.	Notwithstanding any other compensation for damage due to the Lessor, the Lessee will be liable for the agreed interest for late payment in the event of its falling into arrears.

4.	If payments by the Lessee are insufficient to clear all its obligations to the Lessor completely, the Lessor will be able to determine for what and in what sequence the payments are to be used.

     Article 7
Liability, maintenance,
repair, and bearing of risk

1.	Provided nothing to the contrary is specified in this contract, the Lessor will only be liable in cases of intent and negligence.

2.	After takeover, the Lessee will at all times, and at its own expense, maintain the subject of the leasing contract in a good and efficient condition that makes it suitable for use in compliance with the contract, that is to say it will carry out maintenance and renewal in accordance with DIN 31051. The operational costs, maintenance costs, and the cost of any repairs, including interior redecoration, will be borne by the Lessee. The Lessor will be entitled to have any necessary repairs carried out at the expense of the Lessee after a warning has proved unsuccessful and an appropriate additional period of time has been set with a threat of repudiation. Payments of compensation by third parties must be made available to the Lessee for this purpose, or they must be paid out to the relevant amount if the Lessee has already made good the damage at its own expense.

In the event of the complete or partial destruction of the subject of the leasing contract after takeover, the Lessee must restore or rebuild it at its own expense, unless the complete or partial destruction is not the fault of the Lessee. The Lessor will bear the risk of the complete or partial incidental deterioration of the subject of the leasing contract.

Payments of compensation by third parties (insurers, wrongdoers, and such like) will be paid to the Lessee by the Lessor to the amount that the Lessee has already paid out within the context of a case of damage. Alternatively, the payments will be used for the work that it has yet to carry out.

3.	After takeover, the Lessee must comply with all statutory regulations and official requirements during the period of this contract at its own expense. The Lessee must also meet all obligations that affect the Lessor in its capacity as owner, such as, for example, the duty of care towards third parties and the obligations arising from a liability regarding state and condition. This will apply in particular to all obligations arising from the implementation contract that the Lessor has concluded with the Neubiberg local authority.

After takeover, the Lessee will indemnify the Lessor against all third-party claims –including those from state institutions – that arise in conjunction with the possession and use of the subject of the leasing contract by the Lessee during the Lessee's period of possession. This indemnity will apply above all to claims in conjunction with the avoidance or removal of substances that are damaging to the environment (in particular harmful changes to the ground, dangerous waste, and weapons and ammunition). The Lessee must bear all the costs for installations and facilities that become necessary because of statutory regulations or official requirements. On presentation of proof, the Lessee must immediately repay the amounts paid by the Lessor as a result of such obligations.

The Lessor will have no right of recourse against the Lessee if a claim made by a third party did not arise because of the Lessee. The Lessor's rights of indemnity in the event of an extraordinary termination before the subject of the leasing contract has been taken over are set out in Article 12 subsection 6. Article 254 of the German Civil Code will apply if the Lessor is jointly responsible for the claim from which indemnity is sought.

Article 8
Warranty

1.	After takeover, the Lessee will not be able to make claims against the Lessor, either on the grounds of defects, or because of shortcomings in the usability of the subject of the leasing contract, unless the Lessor is culpably responsible or unless anything to the contrary is provided for elsewhere.

2.	The Lessor herewith transfers to the Lessee after takeover its claims and rights against third parties on the grounds of breaches of duty, in particular regarding subsequent performance, withdrawal, reduction, and compensation for damage, that arise from the contracts concluded for the acquisition and / or the setting up of the subject of the leasing contract. The Lessee accepts the transfer and must make the claims at its own expense without delay. If necessary, the Lessee must bring an action in due time. The Lessee will comply with the contractually agreed warranty periods and will make any claims in due time. The Lessee will agree any changes to agreed warranties with the Lessor.

If the transferred claims against a third party cannot be enforced or cannot be enforced in full, the Lessor must meet these claims instead of the third party.

The Lessee herewith transfers back to the Lessor the claims transferred to it under the suspensive condition of the termination of this contract. The Lessee will be obliged in advance to reassignment if the Lessor has met the claims instead of the third party.

The Lessor undertakes to put the general building contractor / general contractor / general contractor building partner consortium under an obligation to hand the documents needed for prosecuting the warranty claims to the Lessee and to ensure that they are complete and prepared in the commercially normal way in compliance with the project handbook.

3.	The Lessee must request payment to the Lessor and must keep it constantly informed about the course of the proceedings.

The Lessor must use the payments it has received on the basis of the claims transferred to the Lessee at its discretion, either to restore the subject of the leasing contract, or to make an appropriate reduction in the payments made by the Lessee.

4.	The Lessee's right to a rent reduction arises from Article 6 and takes precedence over the provisions of Article 8 subsections 1 to 3.

5.	At all times during the period of the leasing contract, the Lessor must ensure that it has an equity capital within the meaning of the equity at risk in accordance with US GAAP of at least [**]% of the total investment costs. If the regulations with respect to the equity at risk change, the Lessor and the Lessee will enter into negotiations with the aim of complying with the new regulations.

6.	In accordance with EITF 86-33, the Lessee will compensate the Lessor for the disadvantageous effects – weighed against any positive effects – of any change to the applicable law on taxation that was not foreseeable when this contract was concluded.

Article 9
Insurance

1.	Before the start of the lease, the Lessor will take out a third-party building insurance and building-principal insurance in agreement with the Lessee. When the lease starts, it will take out the following insurance policies in a scope that is normal to the market for administration buildings:

	a)	Fire insurance with extended cover to include insurance against unspecified risks at the value when new with a valuation-charge clause or at the floating value when new. The cost of clearing up and demolition will be included in the insurance.

	b)	Third-party house and property-owner insurance and third-party insurance against water damage or environmental damage.

From the start of the lease, the Lessor will be entitled to bill the costs to the Lessee as incidental expenses pursuant to Article 5 subsection 1.

Whether the insurance is normal for the market will be determined as follows:

Prior to payment, the Lessor will present a confirmation from its insurance agent (Marsh GmbH, Düsseldorf) setting out the individual elements of the insurance cover and explaining that the insurance cover provided for the leasing object is normal to the market at the start of the leasing period. The insurance cover at the start of the leasing period will comply with the minimum amounts set out in Annex 2 for the individual insurance elements. Exceptions will be made for aa) risks of terrorist attacks, which must be covered with an amount of 50 million euros from the start of the leasing period, and bb) rent default risks, which must be covered for a default period of at least 24 months during the loan period.

Fire insurance and rent default insurance do not have to be examined to determine whether they are normal to the market. All other insurance cover (including insurance against terrorist attacks) is subject to the following right of modification:

The Lessor or Lessee may demand the modification of the insurance cover, at the earliest three years following the start of the leasing period, if either

	a)	a comparison between three reference objects (office and administration building with a maximum of six full floors ) in the Munich area, selected by mutual agreement between the Lessor and Lessee, results in an alternative insurance cover (for the risks of terrorist attacks and internal unrest, the comparison must be made on a national basis). The reference objects must have a rental space comprising at least 70,000 m2 office space, a building cost volume of more than 100,000,000 euros and a completion date later than September 11, 2001. Differences of +/- 10% between the insurance amounts will be disregarded.

- or -

	b)	a new statement made by an insurance agent recognized by the Lessor and Lessee confirms that the insurance conditions normal to the sector have changed. For insurance against terrorist attacks, at least the market leaders must be consulted.

The contractual party initiating the modification must obtain the reference documentation at its own cost. If both alternatives are investigated and this results in conflicting statements with regard to what is normal to the market, or if the conditions set out under a) and b) cannot be met, then a sworn expert to be determined jointly by the parties must be appointed to determine a solution that is binding for both parties. The party in the weaker position will bear the costs of such an appointment.

The Lessee will draw the attention of the Lessor to any missing or inadequate insurance cover without delay. Above all, there will be a duty to inform when installation work is carried out, when structural changes are made, and when use is changed. The Lessor must be informed of such measures before they are carried out.

The Lessee undertakes to comply with the terms and conditions and the safety regulations of the insurers.

2.	The Lessee will inform the Lessor without delay about any cases of damage, and it will ensure that no changes are made to the place where the damage has occurred, so that it can be inspected by the insurer. This will not apply to any measures that need to be taken in order to reduce the damage or to avoid consequential damage. The Lessee will commission specialist firms, in its own name and at its own expense, to carry out the necessary safety measures and to make good the damage. After checking and paying the invoices, it will pass them to the Lessor so that they can be forwarded to the insurance company concerned.

3.	The Lessor must use the full compensation obtained from the property insurer for the restoration of the subject of the leasing contract, or it must, as it sees fit, make it available to the Lessee for this purpose. Any costs that may still be necessary in addition to the insurance for the complete restoration of the subject of the leasing contract, and any costs for employing an expert, will be borne by the Lessee, unless it is not responsible for the complete or partial destruction of the subject of the leasing contract.

The Lessee will have no right to remove fixtures or to claim compensation with regard to the additional expenditure involved.

Article 10
Installations, changes, changes in use

1.	Installations and changes – including changes in use – will only be permitted with the prior written agreement of the Lessor, even if they do not adversely affect the value and the efficiency of the subject of the leasing contract. Any necessary permission under public law must be obtained by the Lessee at its own expense and must be submitted to the Lessor before the work is carried out. The Lessor may only refuse to give permission if there are important grounds for its doing so. For the production phase, the Lessor herewith gives consent for the installation of the fixtures and fittings as specified in the documents for the invitation to tender and the documents for the invitation to tender for the SI and IT fixtures and fittings. By means of an appropriate form of the general building contractor/general contractor agreement, the Lessor will ensure that these fixtures and fittings can be incorporated and installed in the subject of the leasing contract by the entrepreneur commissioned by the Lessor or by the Lessee, including before the subject of the leasing contract has been taken over, so that the installation work can be carried out in the shortest possible time and at the lowest cost, and the rights of the Lessee arising from this contract will not be adversely affected.

2.	The use of the subject of the leasing contract is set out in section I. The Lessee will submit evidence of this use to the Lessor in a suitable form, including in any cases of subletting. The Lessee will inform the Lessor without delay if changes are made to the use or if the subject of the leasing contract is vacated prematurely.

3.	The Lessee will be entitled to remove fixtures and fittings, provided it restores the original condition at its own expense. If the Real-Estate Leasing Contract is terminated, the Lessee must restore the original condition at its own expense, provided the restoration costs are not disproportionate in comparison with the current value of the fixtures and fittings being removed. The cost of restoration will be deemed to be disproportionate in this sense if it exceeds the current value.

Article 11
Commitment to highest price and fixed deadline

1.	In order to ensure that the subject of the leasing contract is completed on time and at the lowest possible cost, it is intended to employ a general building contractor or a general building contractor/general contractor building partner consortium that will set a binding highest price and a binding fixed deadline for completion of the subject of the leasing contract in accordance with the leasing contract.

2.	If a commitment to a fixed deadline for the completion of the building is taken over by the general building contractor or by or a general building contractor/general contractor building partner consortium, the deadline will be deemed to be agreed in accordance with Article 1 subsection 2 between the Lessor and the Lessee as a fixed deadline for completion and thus for the possible takeover by the Lessee.

3.	If possible, the Lessor will agree a model with the general building contractor or with a general building contractor/general contractor building partner consortium that essentially includes a binding highest price and a breakdown of the savings resulting from the possibility of keeping below the highest price, open project bookkeeping, and project billing. The Lessee will have unrestricted rights to information with regard to the aforementioned model, the placing of orders, and the processing of these orders. The Lessor undertakes to make this information available.

Article 12
Premature termination of the contract

1.	In principle, this contract cannot be terminated.

2.	Each party will, however, be entitled to terminate the contract without notice if there are important grounds for its doing so. The following, in particular, will be considered to constitute important grounds:

	a)	the subject of the leasing contract is ultimately not acquired or set up for reasons that are outside the control of the terminating party;

	b)	the other contractual party makes an application to open insolvency proceedings concerning its own assets or such an application is made by a third party, unless such an application is arbitrary, unfounded or unlikely to succeed; Article § 112 of the Insolvency Act remains unaffected;

	c)	following the start of the leasing period, the other party fails to fulfill important contractual obligations (such as, for example, the maintenance obligation pursuant to Article 7 or the provision of documents pursuant to Article 13, subsection 9) or obligations pursuant to Article 5 within two months, in spite of receiving a written warning from its contractual partner, or considerable consequences of breaches of contract are not successfully dealt with without delay.

3.	The Lessor will furthermore be entitled to terminate the contract without notice if the Lessee is in arrears with its obligation to pay under this contract to the amount of at least two rent payments or is significantly in arrears exceeding 3 months for amounts equal to or greater than 1,000,000.00 euros or exceeding 1 year for an amount of less than 1,000,000.00 euros.

4.	If the Lessee pays the arrears within a period of six weeks after receiving the notice of termination, or if it provides adequate security, the Lessor must withdraw the extraordinary termination pursuant to subsection 3, and must continue the contract under the same terms. The same will apply if the Lessee complies with the rest of its essential contractual obligations without delay, and if the serious consequences of breaches of contract are successfully dealt with within a period of six weeks after receipt of the notice of termination. The Lessor must draw the attention of the Lessee to this regulation in the event of extraordinary termination.

5.	The Lessee will furthermore be entitled to terminate this contract without notice in the following circumstances:

	a)	if the binding highest price and / or binding fixed deadline to be submitted by the general building contractor or by a general building contractor/general contractor building partner consortium in accordance with Article 11 is not available in a contractually binding form by March 31, 2004, or

	b)	if the highest price and / or fixed deadline agreed with the general building contractor or the general building contractor/general contractor building partner consortium is changed or set aside by the Lessor in any way without the prior consent of the Lessee, or

	c)	if rights arising from the respective construction contracts with regard to the highest price and / or agreed deadlines in accordance with Article 11 are modified by the Lessor, or if they are dispensed with or are not asserted immediately (unless they have been effectively transferred to the Lessee in accordance with Article 1, section 2), or if pleas or facts giving grounds for pleas are created in another way that, in the opinion of an independent expert commissioned jointly by the Lessee and the Lessor, more than inconsiderably put at risk the assertion of the rights arising from the contract or make such assertion impossible either wholly or in part.

6.	If, on grounds for which the Lessee is responsible, the contract is terminated without notice before the subject of the leasing contract has been taken over, the Lessee will repay the Lessor the total investment costs that have been incurred in carrying out this contract or that are still being incurred. In addition, the Lessee will likewise repay to the Lessor any necessary one-off or running items of expenditure, such as, for example, those arising from the real estate or from the implementation contract with the Neubiberg local authority. On presentation of proof, the Lessee will also reimburse the Lessor for the costs resulting from the failure to make use of the investment costs provided by the Lessor. The Lessor must, however, take all reasonable steps to minimize the damage (in particular, it must try to find another tenant or purchaser for the subject of the leasing contract).

In addition, the Lessee must pay the Lessor compensation of 500,000.00 euros to cover its own costs associated with the premature termination of the contract (including any administrative costs). Further, the Lessor will be entitled to claim higher compensation on presentation of appropriate evidence. The Lessee will be entitled to show that the Lessor's own costs were actually lower.

7.	The Lessee will be entitled to make claims for damages against the Lessor if the contract is terminated on grounds for which the Lessor is responsible before the subject of the leasing contract has been taken over. The Lessor will not be deemed to be responsible for a termination in accordance with subsection 5 a. Furthermore, the Lessee – or a third party nominated by it – will have a right of acquisition on all titles with regard to the subject of the leasing contract / project (that is to say, in particular, the real estate or the building lease (ground and plot including all buildings thereon), including all parts, all plans, and all other results of work that have been produced for the project). The purchase price will correspond to (a) the funds for financing purposes that have been taken up and used to cover project costs, including the Lessor's equity capital, and all items of expenditure that are necessary for the premature repayment or non-utilization of the funds for financing purposes that have been taken up (including the Lessor's equity capital used for project costs), minus (b) any claims for damages for which the Lessee produces evidence . In addition, the Lessee will take over all outstanding contractual obligations associated with the acquisition, the development, and the setting up of the subject of the leasing contract concerned.

8.	If, on grounds for which the Lessee is responsible, the contract is terminated after the subject of the leasing contract has been taken over, the Lessee must pay compensation to the Lessor up to the time when the agreed overall leasing period expires in order to make good the damage that the Lessor has suffered through the premature termination of the contract, in particular as a result of the fact that the Lessor is unable to rent or utilize the subject of the leasing contract, or can only do so on less favorable terms. Any advantages enjoyed by the Lessor as a result of the letting or utilization of the subject of the leasing contract will be taken into account in the Lessor's claim for damages. The Lessor must, however, take all reasonable steps to minimize the damage (in particular, it must try to find another tenant or purchaser for the subject of the leasing contract).

9.	If, on grounds for which the Lessor is responsible, the contract is terminated after the subject of the leasing contract has been taken over, the Lessee will be entitled either (a) to vacate the subject of the leasing contract, with the consequence that the Lessee will be released from all further claims arising from this contract, or (b) to acquire the subject of the leasing contract – either itself or through a third party nominated by it – for the remaining open item of overall financing minus any existing excess liquidity in the case of the Lessor. Any further claims for damages against the Lessor will not be affected.

Article 13
Miscellaneous

1.	As soon as it can be foreseen that the [**]% limit of the [**] in accordance with US GAAP will be exceeded because of the payments that are to be made pursuant to this contract, the terms and conditions of the leasing contract – in particular its period – will be adjusted so that the Lessee can lease the subject of the leasing contract at conditions that meet the [**] in accordance with US GAAP. The Lessor will inform the Lessee without delay if costs are incurred that were not taken into consideration in the original calculation. The Lessor and the Lessee will then jointly carry out a new cash-value test.

2.	Subletting will only be permitted with the prior agreement of the Lessor, except in the case of subletting to companies affiliated to the Lessee within the meaning of Article 15 of the German Stock Corporation Act (if they carry out activities that are subject to value-added tax). The Lessor may only refuse to agree to the subletting if it has important grounds for doing so.

3.	For the purpose of safeguarding all current and future claims arising from this contract, the Lessee now transfers to the Lessor its current and future rights arising from subletting relationships (including rights to alter a legal relationship, such as the right to terminate the subletting relationship, and the landlord's lien). The Lessor accepts the transfer. The Lessor will be entitled to disclose the transfer provided it has notified the Lessee of this in writing at least one week in advance.

4.	The Lessor will be entitled to transfer its rights and claims arising from this contract for the purpose of financing to third parties (excluding rivals or competitors of the Lessee). The Lessee hereby agrees to the transfer to a third party. It also agrees that the documents handed over to the Lessor by the Lessee should be handed over by the Lessor to the third party for checking.

5.	After prior agreement with the Lessee, the Lessor will be able to inspect the subject of the leasing contract during normal business hours, or it will be able to have it inspected by authorized persons.

6.	The Lessee agrees that the data in this contract should be passed to CommerzLeasing und Immobilien AG, Düsseldorf, and that it should be electronically stored there.

7.	During the period of the contract, the Lessee must maintain a business concern in the subject of the leasing contract that is appropriate to the subject of the leasing contract. It must either maintain the business concern itself or have it maintained by a third party.

8.	When this contract is terminated, the subject of the leasing contract must be handed back to the Lessor. When it is handed back, it must be well swept and free from substances that are damaging to the environment (in particular, harmful changes to the ground, dangerous waste, and weapons and ammunition). It must be in the condition in which it should be after taking into account normal wear and tear and the regular care and maintenance carried out by the Lessee in accordance with Article 7 subsection 2, including repairs and interior redecoration.

9.	The Lessee must regularly provide the Lessor with information about its business relationships in accordance with applicable legal regulations between the Lessor and its refinancing partners (as regulated, for example, in Article 18 of the KWG including the export regulations of the BAFin (Federal Office of Finance)). In particular, the Lessee will hand over to the Lessor the following documents without the need for the Lessor to make any further request:

	a)	Each year: its annual financial statement, together with a report by an auditor no later than six months after the balance-sheet date,

	b)	Details of any important changes in the assets, business circumstance, and corporate circumstances of the Lessee must be passed to the Lessor in good time and without being requested.

Furthermore, the Lessee agrees to provide written confirmation of its [**] with regard to the [**] of the Infineon group, defined in Annex III to the Supplementary Agreement No. 1 "Rentals", in the form of a rational, complete and traceable calculation within [**] days after the end of each [**]. This calculation is based on the information published in the relevant [**] report in the [**], supplemented by the Lessee with the [**]

The Lessor receives these documents under the protection of a confidentiality agreement and is authorized to forward to the refinancing partners for the leasing object all documents specified in this subsection 9 under the protection of a confidentiality agreement that must also be concluded in favor of the Lessee (in particular where there are grounds for direct claims by the Lessee). The Lessee also agrees that these refinancing partners may forward these documents within the framework of syndications under the condition that the confidentiality obligation is transferred to the relevant third parties in accordance with the contractual agreements between the Lessor and the refinancing partners.

10.	The Lessor and the Lessee must transfer their obligations arising from this contract to any legal successor.

11.	Changes to the contract and subsidiary agreements must be made in writing. Informal oral agreements must be confirmed in writing.

12.	If one or more terms of this contract are or become invalid, the remaining terms will nevertheless remain valid. The parties to the contract must supplement the contract in a way that retains its sense as far as possible.

13.	The Lessor will only be able to have access to the [**] that have been provided if the unencumbered transfer to the Lessor of the ownership of the item of real estate required for the subject of the leasing contract, or the unencumbered entry of the building lease in the Land Register, has been guaranteed, if evidence has been produced of the encumbrance appropriate to the status of the item of real estate or building lease in favor of the financer and the documents mentioned in section VI are available to the Lessor.

14.	If obligations arise from a building-lease agreement concluded between the Lessee and Lessor, and if these obligations are imposed on the Lessee in the contract, the leasing contract will take precedence. Supplementary agreements will always take precedence over the leasing terms and conditions.

15.	The following suspensive conditions are agreed for this contract and must have been satisfied in their entirety by March 31, 2004 at the latest:

	a)	The conclusion of a general building contractor agreement between the Lessor as the customer and a general building contractor or general building contractor building partner consortium as the supplier, and/or the conclusion of a general contractor agreement between the Lessor or general building contractor and a general building contractor/general contractor building partner consortium under terms acceptable to both the Lessor and the Lessee. The terms of the contract should in particular guarantee the completion date for the leasing object and a fixed price that may not exceed the cost budget to be agreed between the Lessor and the Lessee in the real-estate leasing contract for the building construction. In the contract, the risks must have been transferred to the greatest possible extent to the general building contractor/general building contractor building partner consortium or the general contractor building partner consortium.

	b)	The conclusion of a contracting agreement between the Lessor as the customer and a contracting company as the supplier for contracting services. This agreement must ensure public and private development under terms acceptable to both the Lessor and the Lessee, combined with an increase in the total investment costs of the real-estate leasing contract and the purchase price following the first leasing period.

	c)	If interim financing for building work is not provided by the building partners as planned, commitment must be secured from a solvent financer for the interim financing of the building costs during the construction period through to the completion of the leasing object and for the purchase price for the master plot under terms acceptable to the Lessor and the Lessee.

	d)	Registration of the right of purchase contract between the Lessor and Lessee, initialed and included in the annex, together with regulations that ensure, to the best possible extent, the right of purchase after 15 years, even in the event that the Lessor becomes insolvent, while maintaining the priority of the mortgages.

Düsseldorf, 23.12.2003	Munich, 23.12.2003

MoTo Objekt CAMPEON GmbH & Co. KG	Infineon Technologies AG
/s/ Gubelt	/s/ Henschel /s/ Ebert

The Lessor	The Lessee

Annex 1 to Real-Estate Leasing Contract No. 181 - 61 4875 dated December 23, 2003

List of incidental expenses in accordance with Article 5 (estimated in some cases)

Amount in
Subsection		euros

1	"The cost of insurance policies		Insurance normal to market/sector
that have been taken out (§ 9)"

2	"The cost of any maintenance		Dependent on maintenance
	contracts that have to be		contracts to be concluded
concluded with the companies
carrying out the construction work
in order to obtain extended
warranty periods in agreement
with the Lessee"

3	"Ongoing work arising from a	[**]	Or ground rent normal to market
contract for the sale of property or
a building-lease agreement
concluded by the Lessor"

4	"All property-related taxes, e.g.	[**]	P.a. after completion; approximate
	Real-estate tax		estimate
Real-estate transfer tax (real-
	estate transfer tax also if it arises	[**]	Dependent on conception
because of a change in the
present or future shareholder
inventory of the Lessor)
levies, contributions, fees, and
	other charges and obligations of		Cannot yet be determined
any type resulting from the real
estate, including if they are only
introduced for the first time during
the leasing period"

5	"Demands for value-added tax that	[**]	Depending on final usage
result from emoluments that are
not subject to value-added tax"

6	"Any trade tax and any newly	[**]	Dependent on conception
introduced or newly specified
taxes and charges due to be paid
by the Lessor or its original limited
partners – after consideration of
the curtailment regulations in
accordance with Article 9,
subsection 1, clause 2 of the Law
on Trade Tax"

7	"Additional taxes not owed by the	[**]	Estimated
Lessor on the taxes to be paid by
the Lessee in accordance with this
contract"

8	"Outside costs that accrue to the
Lessor in its capacity as property
company and whose foundation
shareholders come into being as
partners of the property company,
such as, for example:
	liability remuneration and	[**]	P.a.
management remuneration
	founding costs	[**]	Once-only
	annual auditor costs	[**]	P.a.
	contributions to the Chamber of	[**]	P.a.
Industry and Commerce"

Amount in
Subsection		euros

9	"The cost of producing the return for determining the unit value of the subject of the leasing contract"	[**]	Once-only

10	"The cost of the regular (i.e. every three years) monitoring of the building status after takeover in order to check whether the provisions of Article 7.2 of this contract are being complied with"	[**]	Every 3 years following takeover

Annex 2 to Real Estate Leasing Contract No. 181 – 614875

     Infineon Technologies AG

     MoTo Objekt CAMPEON GmbH & Co. KG

Draft of the real estate leasing contract as at October 10, 2003 - § 9 (Insurance Policies)

The insurance policies listed in the above-cited draft under paragraph § 9, sections 1 a) and b) “from start of lease” include the following extent of insurance cover in accordance with our current standards:

Section 1 a)

(“… fire insurance with extended coverage including insurance against unspecified risks at value when new …”)

Buildings insurance

… based on value when new with premium escalator clause. It is designed as an “all risks insurance” and covers the following risks:

1.	Fire, lightning strike, explosion, impact by manned or unmanned flying objects

2.	Storm, hail, pipe water damage, sprinkler leakage, civil disturbances, strike or lockout, malicious damage, vehicle impact, smoke, sonic bang

3.	Unspecified risks:
These include all other damage not defined under 1. and 2. above (any type of damage or destruction of insured assets).
Loss of rent:
The loss of rent ensuing as a consequence of damage to a property insured is covered for up to 24 months, or max. 24% of the building sum insured.

4.	Clean-up, demolition and fire extinguishing costs, decontamination costs and expert fees are also covered by the insurance with 10% of the building sum insured, or max. EUR 10,226,000.00.

Exclusions from the insurance:

The insurance does not cover damage due to the following:

•	Acts of war, terrorism, sovereign interventions, government regulations

•	Nuclear energy

•	Storm tide

•	Natural or deficient properties, construction and planning errors, contamination or pollution (contamination or pollution as a result of fire, lightning strike or explosion are covered by the insurance, however)

•	Cracking, settling, shrinking or expansion of the insured building or parts thereof (with the exception of air conditioning and heating systems as well as other water-conducting facilities including the associated piping systems)

Annex 2 to Real Estate Leasing Contract No. 181 – 614875

Limits of indemnity:

For each insurance claim and policy year, liability limits are provided for damage due to:

Pipe water escape, sprinkler leakage, storm and hail	EUR	36,000,00.00
Civil disturbances	EUR	15,500,00.00
Subsidence, landslide, avalanches, snow pressure	EUR	10,500,00.00
Flooding, tidal wave *)	EUR	10,500,00.00
Other perils (excluding fire)	EUR	30,000,00.00

Excesses:

For each case of damage, the contractually defined insurance excesses are as follows for damage due to:

Fire, lightning strike, explosion	EUR	0.00	(w/o excess)
Pipe water escape, sprinkler leakage, storm and hail	EUR	500.00
Earthquake, subsidence, landslide, flooding *)	EUR	50,000.00
For all other insured perils	EUR	5,00.00

*) The terms and conditions for flood risks are valid until January 1, 2004. They are currently being renegotiated.

According to the current position, damage due to terrorism could also be covered under this insurance up to a maximum annual indemnity of EUR 50,000,000.00. Otherwise a specialist insurer should be chosen to underwrite the risk.

Section 1 b)

Home and property liability insurance

The subject matter of the insurance is the legal liability of the lessor in their capacity as owner/renter of the object of lease.

The minimum sums insured per damaging event shall be as follows:

     EUR 2,550,000.00 lump sum for personal injury and damage to property

     EUR 255,000.00 lump sum for losses due to direct damages or damage caused by effluents and domestic sewage

The total payments for all insurance claims in a policy year must be equal to twice the amount of these sums insured.

Annex 2 to Real Estate Leasing Contract No. 181 – 614875

Water damage liability insurance (investment risk – if present –)

The insurance covers the third-party liability as owner of assets for storing materials harmful to water and from use of these stored materials (e.g. oil tanks).

The minimum sum insured is EUR 2,550,000.00 for personal injury, damage to property and financial losses per event.

Annex 3 to Real-Estate Leasing Contract No. 181-614875

Right of Purchase

I.  Preliminary Remarks

Land register and material status

1)	According to an entry in the Land Register for Building Leases of the District Court of Munich

Unterbiberg
Sheet 9578

MoTo Objekt CAMPEON GmbH & Co. KG, with its registered office in Düsseldorf, is the owner of the building lease entered therein for the period up to January 9, 2043 for the real estate in the local sub-district of Unterbiberg, namely

	plot 70/10		Kapellenfeld; agricultural land measuring 0.2164 ha
	plot 69		Kapellenfeld; agricultural land measuring 1.0172 ha
	plot 70		Kapellenfeld; agricultural land measuring 60.8020 ha,

which is encumbered as follows:

	a)	Section II
Sewer ducting rights for the Munich South-East Association, Public Corporation for Sewage and Waste Disposal, Munich, Ottobrunn
Pre-emption right for the respective owners of the building-lease real estate Registration of the granting of a land charge (ground rent) for the respective owners of the building-lease real estate as persons with overall entitlement according to Article 428 BGB

	b)	Section III
8,000,000.00 euro land charge, without certificate, for EKW Vermögensver-waltungsgesellschaft mbH & Co. KG; Egling and A.M.T. Verwaltungs GmbH & Co. KG, Munich as persons with overall entitlement according to Article 428 BGB; 16% annual interest; 6% one-off additional payment; enforceable according to Article 800 ZPO

The owners of the building-lease real estate entered in the Unterbiberg land register, sheet 9577, each having a half share, are A.M.T. Verwaltungs GmbH & Co. KG, with its registered office in Munich (HRA 69822 of the joint-stock company Munich), and EKW Vermögensverwaltungsgesellschaft mbH & Co. KG, with its registered office in Egling (HRA 78491 of the joint-stock company Munich).

2)	The building lease described in greater detail in paragraph 1) was created with the building-lease contract of August 29, 2001 (document register number 1589 Z/2001) together with the supplemental deeds of April 25, 2002, May 24, 2002, July 18, 2002, and December 11, 2003 (document register numbers 1589 Z/2001, 667 Z/2002, 836 Z/2002, 1099 Z/2002, and 1993 Z/2003 of the notary Walter Zöller, whose office is in Munich).

3)	Within the scope of this document, the building lease described in greater detail in paragraph 1) will be handed over for use by MoTo Objekt CAMPEON GmbH & Co. KG, with its registered office in Düsseldorf – hereinafter referred to as “the Obligated Party“ - insofar as it encumbers the fractional tract of land still to be parceled out, measuring about 550,000 square meters, of the aforementioned building-lease real estate, including the buildings and facilities on this fractional tract of land (the building lease will in this respect be referred to hereinafter as “the object of purchase”) to Infineon Technologies AG, with its registered office in Munich - hereinafter referred to as “Infineon“ or “the Lessee“- with Real-Estate Leasing Contract No. 181 – 61 4875 of December 23, 2003.

The aforementioned fractional tract of land is circled in red on the ground plan enclosed as an annex to this document.

4)	In addition, the Obligated Party will be able to obtain the title to the building-lease real estate between July 1, 2005 and December 31, 2005 on the basis of a right of purchase granted to it in the building-lease contract described in greater detail in paragraph 1). If it does so – although the Obligated Party is not obliged to do so -, the aforementioned fractional tract of land of the building-lease real estate that is still to be parceled out will also be handed over for use within the context of the said real-estate leasing contract and will likewise be referred to hereinafter as “the object of purchase”.

5)	With this contract, Infineon, or a third party nominated by Infineon (such as, for example, an ad hoc company) – hereinafter also referred to as “the Beneficiary“ – is to be granted the unrestricted and non-revocable right to acquire the object of purchase.

6)	For purposes of value-added tax, the Obligated Party will be shown under the tax number [**] at the Düsseldorf tax office.

II.  Right of Purchase

The Obligated Party and the Beneficiary herewith conclude a contract for the right of purchase in the form of a conditional contract of sale regarding the aforementioned object of purchase mentioned under I. Preliminary Remarks above. This right of purchase is also to be secure against disposal and insolvency in the event of the insolvency of or enforcement against the Obligated Party.

Article 1
Sale and Taking over the Contract

The Obligated Party herewith sells to the Beneficiary the object of purchase effectively once fifteen (15) years of the real-estate leasing contract have expired, that is to say probably on November 30, 2020 (time of purchase), with the proviso that the conditions set out in Article 2 apply. With it are also sold all criminal-law rights and duties of the Obligated Party that arise from the building-lease contract of August 29, 2001 together with the supplemental deeds of April 25, 2002, May 24, 2002, July 18, 2002, and December 11, 2003 (document register numbers 1589 Z/2001, 667 Z/2002, 836 Z/2002, 1099 Z/2002, and 1993 Z/2003 of the notary Walter Zöller, whose office is in Munich), from the contract for the sale of real estate concerning the federal motorway connection development plots of December 11, 2003 of the notary Walter Zöller (document register number 1994 Z/2003), from the implementation contract relating to the project and development plan (document register number 668 Z/2002 of the notary Walter Zöller, whose office is in Munich), together with the amending contract relating to the implementation contract regarding the project and development plan of October 14, 2003 (document register number 1657 Z/2003 of the notary Walter Zöller, whose office is in Munich), from the Free Crossing Agreement with DB Station und Service AG of April 24 / May 3, 2002, and the motorway contract concerning the party responsible for measures of November 11, 2003. The Beneficiary must take over the criminal-law duties, thereby releasing the Obligated Party.

Attention is drawn to the aforementioned documents. They were available today in the form of certified copies. Those present declared that they were familiar with the contents of these documents and that they would dispense with another reading of the documents, with their submission for inspection, and with their enclosure with this written statement.

Article 2
Conditions of the Contract of Sale

1.	This contract of sale is subject to the following conditions precedent:

	a)	That the Beneficiary has informed the Obligated Party in writing no sooner than twelve (12) and no later than nine (9) months before the time of purchase specified in greater detail in Article 1 its intention to buy the object of purchase effectively at the time of purchase (exercise of the right of purchase), whereby the receipt of this written declaration by the Obligated Party will be decisive with regard to the observation of the time limit,

and

	b)	the real-estate leasing contract mentioned in the Preliminary Remarks has been properly fulfilled by the time of purchase by the Beneficiary, insofar as this was within its power. It will also be deemed to have been properly fulfilled if obligations to pay amounts up to a total of [**] euros have not yet been met by the Lessee. If there is any disagreement between the Obligated Party and the Lessee about whether the Lessee was entitled to reduce rental payments, the Beneficiary will be entitled to exercise the right of purchase, irrespective of the unpaid amounts, provided it pays the correspondingly increased purchase price in accordance with Article 3.

The aforementioned conditions do not apply to paragraph 2, III. Land Register Declarations, or IV. Final Provisions below.

2.	The Beneficiary will be permitted to dispose of its rights and / or claims arising from this contract at any time – in particular to relinquish them – without the prior consent of the Obligated Party.

Article 3
Purchase Price and Due Date

1.	The purchase price (without value-added tax) – hereinafter also referred to as “the net purchase price” – will be the same as the [**] but will be [**] together with [**], as applied to the [**].

2.	The purchase price will be increased

	2.1	by any expenditure that the Obligated Party has borne up to the time of purchase in

		2.1.1	taking over the risk of the incidental complete or partial loss of the subject of the lease, or

		2.1.2	in taking over the obligation to recover or restore the subject of the lease in the event of complete or partial destruction, or

		2.1.3	an availment by third parties with regard to the subject of the lease;

	2.2.	by all reductions in the Lessee's obligations to perform

		2.2.1	because of the aforementioned paragraphs 2.1.1 and 2.1.2

		2.2.2	because of a long-term exclusion from use of the subject of the lease that is beyond the control of the Lessee;

	2.3.	by the financing costs up to the time of purchase, if the Obligated Party has financed the aforementioned amounts.

3.	The Obligated Party shall also receive a once-only administration fee of [**] euros net (plus sales tax).

4.	The increase in paragraph 2 will be reduced by the total of all payments and any interest and other advantages arising therefrom that the Obligated Party has received from third parties to pay for the damage resulting from the circumstances set out in paragraph 2, provided it has not passed these to the Lessee.

5.	The increase in accordance with paragraph 2 will not apply if the Obligated Party was responsible for the expenditure or the losses or reductions.

6.	The following is agreed with regard to the adjustment of the purchase price regulated in paragraph 2: as soon as there is an additional requirement for liquidity – which is to be assessed on the basis of the financing and repayment plan originally agreed between the Obligated Party and Infineon before the start of the lease – as a result of risks that have to be borne by the Obligated Party in accordance with the contractual agreements between the parties to the contract, the parties to the contract will start negotiations in order to try to meet this requirement for liquidity or to deal with it in some other way. The Obligated Party will inform Infineon about the conditions at which the necessary financial resources can be procured from third parties. Infineon will be entitled either to approve the proposed financing, or to nominate another financier who is prepared to guarantee the loan, or to make the necessary liquidity available itself.

7.	The Obligated Party will be entitled to demand that the Beneficiary pay value-added tax in addition to the net purchase price that has been determined in this way. In this case, the said value-added tax will be due for payment together with the net purchase price.

8.	If the Beneficiary has a claim for repayment of a tenant loan at the time of purchase and the real-estate leasing contract has been properly fulfilled, this claim for repayment of the loan is to be billed with the purchase price (including value-added tax). The parties to the contract herewith agree the setoff subject to condition precedent through the occurrence of the claims to be set off.

9.	The purchase price (including sales tax) will be due for payment at the time of purchase, but not before receipt of written notification by the notary entrusted according to section IV. with the execution of this contract of the Beneficiary by recorded mailing with a copy for the Obligated Party , according to which

	a)	the entry of conveyance granted according to section III. has been entered for the Beneficiary

	b)	all authority approvals and certificates (except for certificates of fiscal clearance) necessary for executing the purchase contract have been received by him in a form suitable for the land registry and free of encumbrances

c)	the owners of the building-lease real estate have renounced their right in writing to exercising their pre-emptive right with reference to this purchase contract, or a pre-emptive right of this type no longer exists because the Obligated Party has become the owner of the master real estate by the time of purchase.

d)	said notary is in receipt of all liability-release documentation in a form suitable for the land registry with no conditions attached, or subject to such conditions of payment as can be met from the purchase price, in respect of all liabilities which have priority over the Beneficiary’s priority notice and, according to the content of this contract, have to be eliminated.

The redemption capital requested according to the notary’s confirmation of due date by the proprietors of registered rights for liability release must be paid by the Beneficiary directly to the claimants without checking of correctness to the Obligated Party’s account allowing for the purchase price. To this extent, the Obligated Party yields his claim to the payment of the purchase price to said holders of the rights who are being replaced. The Obligated Party renounces any right to receive the notices of acceptance. The Obligated Party will, however, retain his entitlements to reminders and the setting of dates and the like with respect to those portions of the purchase price claim thus surrendered. On payment of the redemption capital, the Obligated Party will surrender to the Beneficiary all proprietary rights and claims to refund to which he is entitled with due regard for any encumbrances entered on the property regardless of the legal grounds, and consents to the conveyance in the land registry, to which the Beneficiary agrees.

If the Beneficiary does not receive the notary’s notification of the availability of the due date requirements according to a) to d) until after the purchase date, the Beneficiary will undertake to refund the Obligated Party the amount of interest accruing during the period of time from the purchase date to the date of receipt into the Obligated Party’s account. The Obligated Party and Beneficiary will reach an agreement on the interest no later than on the purchase date.

Article 4

Further Terms of the Contract of Sale

1.	The sale will also extend to the essential parts of the object of purchase existing at the time of purchase and to those non-essential parts and accessories that are in the possession of the Obligated Party. Installations and fittings in the tax sense are not, however, the subject of this contract.

2.	The sale will be solely for commercial purposes and will be without the liability of the Obligated Party for identifiable or concealed defects, without the liability of the Obligated Party for any harmful alterations to the ground or for items of dangerous waste, and without the underwriting of a guarantee by the Obligated Party, in particular without the liability for the dimensions of the areas of ground belonging to the object of purchase. Claims for compensation for damage caused by the Obligated Party intentionally or with gross negligence and for compensation arising from death, personal injury, or damage to health that are due to negligent failure by the Obligated Party to meet an obligation are not, however, excluded. A breach of duty by the legal representative of the Obligated Party or by the party employed by the Obligated Party in performing an obligation of the Obligated Party will be the same as a breach of duty by the Obligated Party itself.

Infineon alone will have used the object of purchase from the start of the real estate-leasing contract up to the time of purchase. The Beneficiary will therefore indemnify the Obligated Party against all claims by third parties that are made against the Obligated Party as a – previous – owner of the object of purchase on the basis of the provisions of the Federal Law on the Protection of the Ground, provided the Obligated Party is not responsible in the case concerned.

If the conditions precedent mentioned in Article 2 paragraph 1 in connection with the object of purchase come about, or if a right of the Obligated Party in the object of purchase arises, and if at that time the Obligated Party has a liability of any sort that it has not taken over under this contract and which it has not brought about either intentionally or through gross negligence, the Beneficiary will completely indemnify the Obligated Party against the liability in question.

The parties to the contract agree a period of limitations of thirty (30) years for the aforementioned rights of indemnity.

3.	The object of purchase must be transferred free from encumbrances to Sec. III of the Land Register, unless mortgages for financing the acquisition are executed by the Beneficiary. The encumbrances set out in the section I. of this contract and the encumbrances that are unavoidable for the Obligated Party (such as, for example, the reconstruction entry and reapportionment entry) and all encumbrances still to be agreed between the Obligated Party and Infineon in Sec. II of the Land Register will remain and will be taken over by the Beneficiary without being taken into account in the purchase price.

4.	Possession, benefits, burdens, risks, and the duty of care towards third parties will be transferred to the Beneficiary at the time of purchase, with possession and benefits, however, being transferred no earlier than on the day that the purchase price is paid. When possession is transferred, the Beneficiary will take over – thereby releasing the Obligated Party from liability – all duties of the Obligated Party arising from the building-lease contract mentioned in Article 1, even if these only relate to criminal law, and the implementation contract mentioned there in Article 1 for the project and development plan, together with addendums.

5.	Taxes and other public levies will be paid by the Beneficiary from the time of purchase onwards. Services of one or the other party for a different consumption period, and advance performances, will be settled between the parties to the contract. In addition, when requested to do so in writing, the Beneficiary undertakes without delay to indemnify the Obligated Party for all costs and taxes (in particular any trade tax) that have been borne by the Obligated Party or charged to it through or in connection with the sale and / or transfer of the object of purchase.

6.	Development costs that become due after the time of purchase will be borne by the Beneficiary. The same will apply to charges in accordance with the law governing local taxes and fees, municipal charter, and other federal, state, or local law.

7.	If agreements in the real-estate leasing contract (section….. of this document) provide for a distribution of costs and / or charges that is different from that in paragraphs 5 and 6 above, the agreements in the real-estate leasing contract will take precedence.

8.	If the Obligated Party has contractual or statutory claims against third parties in connection with the erection of the buildings on the object of purchase, these will be assigned to the Beneficiary with effect from the time of purchase, and the Beneficiary will accept the assignment. The assignment will be subject to the condition subsequent that the Obligated Party declares withdrawal from this contract.

9.	The Obligated Party will be entitled to withdraw from this contract if an approval or declaration that is necessary for the effectiveness and / or performance of this contract will only be issued or refused under a condition or requirement, or if the Obligated Party is used as an additional debtor for costs or taxes to be paid by the Beneficiary under this contract.

The Obligated Party will also be entitled to withdraw from this contract if the Beneficiary has not paid the purchase price within a period of one week after the due date. The statutory rights of withdrawal remain unaffected.

If the Obligated Party assigns claims, rights, or debts in this contract to the Beneficiary, these assignments will be subject to the condition precedent that the Obligated Party declares withdrawal from this contract.

If a preferential right to purchase the object of purchase is exercised, the Beneficiary will not be entitled to make claims for damages against the Obligated Party because of non-performance of this contract. The Obligated Party will, however, be obliged in this case to assign its claim for payment of the purchase price against the party with a preferential right to purchase – gradually in return for payment of the purchase price in accordance with Article 3 – to the Beneficiary. The Beneficiary must accept this assignment. If the Beneficiary has a claim for repayment of a tenant loan against the Obligated Party, this will lapse with the declaration by the Obligated Party about the assignment to the Beneficiary of the claim for payment of the purchase price against the party with a preferential right to purchase, without this requiring an acceptance of the assignment by the Beneficiary.

10.	If Infineon has third parties enter into obligations arising from this contract, Infineon will in each case accept full joint and separate liability for these obligations being met. The Obligated Party will not be obliged to agree to a releasing assumption of liabilities of a third party in favor of Infineon.

III. Land Register Declarations

The conveyance or the real agreement on the transfer of the building lease is to be carried out if the purchase price (including value-added tax) and the real-estate transfer tax have been paid or if the relevant accounts receivable have expired by billing / setoff.

The Obligated Party consents to and applies for a priority notice to be entered in accordance with paragraph 883 BGB in favor of the Beneficiary against the building lease entered in the Unterbiberg land registry, sheet 5978, for the purpose of securing the Beneficiary’s conditional claim transfer of ownership/transfer of the building lease arising from this contract.

The Obligated Party reserves the right to have mortgages to the amount of [**] euros, together with up to [**] percent ([**]%) annual interest from today and [**] percent ([**]%) one-off additional services, entered before the aforementioned approved priority notice. The entry of a relevant reservation of priority is approved. The notary making the record is herewith duly authorized to restrict the reservation of priority in accordance with the contract when the application to make the entry is made. It is agreed inter partes that this power of attorney must only be used in agreement with the Obligated Party.

The applications for the entry of the aforementioned approved priority notice and of the reservation of priority can be made independently of each other.

The following is declared with contractual effect:

In the Land Register, the priority notice will be given priority after all encumbrances entered and still to be entered in Sec. III of the Land Register for financing the acquisition of the object of purchase by the Obligated Party and for financing the erection of the buildings to be erected on the object of purchase during the time of possession by the Obligated Party.

IV. Final Provisions

All declarations and permits that are necessary for the effectiveness and / or performance of this contract will be effective with regard to all the parties involved when they are received either by the notary making the record, or by his representative, or by his successor in office.

All costs that are incurred through the recording and performance of this conditional contract of sale and the conveyance and entry in the Land Register and the freeing from encumbrances in Sec. III, including the cost of all permits and the real-estate transfer tax, will be borne by the Beneficiary, provided they have not been incurred because the Obligated Party failed to carry out its duties arising from this contract or from other contracts concluded between the parties to the contract.

The invalidity of one or more individual terms of this contract will not affect the validity of the remaining terms. The parties to the contract must replace the invalid terms with valid terms that come closest to achieving the business purpose of the invalid terms.

(Note: This contract will become an annex to a framework document. As a consequence, the clause relating to the reading of the document aloud to the parties will only be part of the framework document.)

Supplementary Agreement No. 1 - "Rents"
to Real-Estate Leasing Contract No. 181-614875 dated December 23, 2003

1.	Costing parameters

The financing costs and interest on building finance, compensation for provision, and rents, as set out in Article 4 subsections 2 and 3 of the Real-Estate Leasing Contract, will be determined initially on the basis of indicative market data. They will be determined conclusively at the latest at the time of final billing in accordance with Article 2 of the Real-Estate Leasing Contract.

2.	Long-term provision and fixing of rents

The total rent will consist of an equity-capital portion and a loan-capital portion. These will each be calculated on the basis of the total investment costs, the selling costs agreed between the parties to the contract, and the discount. The basis for calculating total rent can be found in Annex 1 to this supplementary agreement.

2.1	Fixing of long-term rents for the equity-capital portion

It is the joint objective of the Lessor and Lessee to set by mutual agreement the interest rate to be used as the basis for calculating rent for the equity-capital portion, and the rents for the equity-capital portion, no later than before the equity capital is invested by the Lessor. To this end the Lessor will issue a proposal to the Lessee at least 4 weeks prior to the start of the investment under long-term, market-conformant conditions, taking into account the following parameters:

	–	Risk-free basic interest for the corresponding term (loan of the Federal Republic of Germany)

	–	Risk margin for equity capital in real-estate leasing funds (rental funds), at normal market conditions, for comparable term and repayment structures, based on the Lessee's credit standing

	–	Market-conformant risk factor for the third-party use of the leasing object in the Munich real-estate market

	–	Changes to the framework conditions governing taxation as per 3.2

Annexes I - Id to this Supplementary Agreement dated December 23, 2003 have been defined as reference documents for determining market conformity.

A change to the return on net worth compared with the reference must be evidenced by a change to the above parameters and set out clearly by the Lessor.

Where no agreement is reached, the Lessor will determine the interest and the rents for the equity-capital portion on the basis of the parameters specified.

The annexes to this Supplementary Agreement must be adjusted accordingly at this point.

2.2	Long-term provision and fixing of rents for the loan-capital portion

The rents for the loan-capital portion will initially remain open, but not beyond the start of the overall term of the lease (takeover of the subject of the leasing contract by the Lessee in accordance with Article 1 of the Real-Estate Leasing Contract). Until this date, the Lessee will have the right at any time to demand that the Lessor fix the rents for the estimated loan-capital portion on the basis of the current market conditions for long-term financing specified by the Lessor. The period for which the interest rate is fixed will be agreed in each case between the Lessor and the Lessee, but it will last at least until the end of the tenth year of the lease.

3.	Total rent for the first rental period

	3.1	Calculation of rent

With estimated total investment costs of [**] euros, the total annual (net) rent will correspond to the [**] of [**] euros at the end of the first rental period and an assumed interest rate of [**]% p.a. (or of [**]% for the [**]) for the portion of rent defined in 2.2, from the start of the overall term of the lease to the end of the first rental period:

Year of lease	Total rent (net) * p.a. in euros

1 - 3	[**]
4 - 5	[**]
6 -10	[**]
11 -15	[**]

* See Annex I for the apportionment of total rent between the equity-capital portion and the loan-capital portion.

In the event that the interest rate agreed for the loan-capital portion (see 2.2) does not correspond to the interest rate defined in 3.1, rent will be calculated on the basis of the interest rate offered by the providers of loan capital and approved by the Lessee. The contribution to administrative costs in accordance with section III subsection 7 of the Real-Estate Leasing Contract is not included in the total rent defined in this supplementary agreement.

3.2	Adjustments in the equity-capital portion of the rents

The rent adjustments will be calculated on the basis of the tables enclosed as Annex I-Id. In each case, the yields are to be calculated on the basis of the top tax rates applicable at the time.

3.2.1	The fund concept is based on the assumption that the subject of the leasing contract will be completed by December 20, 2005 at the latest, and that the Lessor's shareholders will be able to take advantage of the aforementioned income-related expenses in the 2005 assessment period.

If the subject of the leasing contract is not completed until after December 31, 2005, and if the aforementioned income-related expenses are only assigned to the Lessor's shareholders in later assessment periods, the Lessee likewise undertakes to compensate for the resulting disadvantages to the Lessor's shareholders (reduced interest return after tax) through correspondingly higher rents. These calculations are based on the top tax rates applicable at the time, based on Annexes I – Id.

	3.2.2	If, in addition to this, the framework conditions affecting tax have changed by the time the equity capital is invested, at the latest by the time the subject of the leasing contract is completed, and if these changes result in the advantages being less than were planned for the equity capital not yet invested (reduced interest return after tax), the Lessee must also compensate for these disadvantages by paying higher rent, taking into account the information given in subsection 2.1 and Annexes I – Id.

This compensation is made on the basis of subsection 2.1, and also applies to equity-capital portions already invested, insofar as it is a mandatory requirement to provide compensation to the shareholders.

Changes in the framework conditions affecting tax could include changes in the law, new legal rulings, and changes in the concept of financial administration. They can also include specifically planned changes in the laws of precedent and in the concept of financial administration, provided they are known before the equity capital is invested and that they come into force after the investment has been made.

The Lessee must be appropriately notified of any changes that lead to an adjustment of rents for the equity-capital portion on the basis of what is set out in 3.2.1 – 3.2.2.

3.3	Adjustments in the loan-capital portion of the rents

3.3.1	Rent adjustments in the event of changes in the Lessee's balance sheet ratios

The Lessor has agreed with the consortium of banks that conditions can change in line with set balance-sheet ratios of the Lessee.
If the terms of the loan are adjusted as a result of this agreement, the adjustment will also apply to the loan-capital portion of the rent. The individual ratios governing this can be found in Annex III. The [**] given there relate to the [**].

3.3.2	Rent conversions

On expiry of the agreed fixed rent period as set out in 2.2, the loan-capital portion of the rents will be adjusted to the changed conditions for external finance on the capital markets. The Lessor must contact the Lessee no later than three months before the conversion date and must enter into negotiations regarding continued cover for the refinancing. If the Lessor and the Lessee are unable to reach agreement on the rate of interest for the loan-capital portion of the rents, the Lessee will be entitled and bound to obtain a replacement loan. The nominal rate of interest on this loan must, however, be at least [**]% p.a. more favorable than that on the loan envisaged by the Lessor. In addition, the replacement loan obtained by the Lessee must not make the risk position of the Lessor less favorable than it was with the previous financing arrangements. If agreement on the interest rate cannot be reached, the Lessor must base the calculation of rent from the conversion date onwards on the interest rate for loans offered to it by the current bank or consortium of banks. The costs of any refinancing must be borne by the Lessee.

The Lessor must fix the rents for the new fixed rent period by using the same method of calculation and by taking into account any repayments in the rent paid to date and the interest rate agreed with the Lessee for the remainder of the first rental period.

	3.4	Amount by which the anticipated total investment costs may be exceeded (as set out in section III of the Real-Estate Leasing Contract)

If the total investment costs are exceeded, cover will be provided by means of additional borrowing, unless the costs have been exceeded because of something the Lessee has done or has failed to do, as defined in section III, Article 2 of the Real-Estate Leasing Contract. In such a case, the Lessor will be able to demand that the Lessee guarantees the Lessor a loan to the appropriate amount in accordance with Article 2 subsection 4 of the Real-Estate Leasing Contract. The interest return and the amortization must meet the requirements of the Lessor in each case. The interest return must comply with current market conditions. If total investment costs are exceeded, the total rent will be changed by the amount needed to service the additional funds needed for financing purposes.

4.	Financing costs and interest on building finance

The Lessor will use the interest rate agreed with the Lessee for interim financing in accordance with the provisions of the Real-Estate Leasing Contract in order to fix the financing costs and interest on building finance for the investment costs paid out, as defined in Article 4 subsection 2 of the Real-Estate Leasing Contract.

Düsseldorf, 23.12.2003	Munich, 23.12.2003

/s/ Gubelt	/s/ Henschel /s/ Ebert
- The Lessor -	- The Lessee -

Annex Ia

taxable profits of the object company
	Income- relevant Rent	Depreciation	Interest Debt (2005 ded costs)	other costs	Total Costs (2) to (4)	company Profit (+) Loss (-) (5)-(1)

Period	(1)	(2)	(3)	(4)	(5)	(6)

2005	[**]	[**]	[**]		[**]	[**]
2006	[**]	[**]	[**]	[**]	[**]	[**]
2007	[**]	[**]	[**]	[**]	[**]	[**]
2008	[**]	[**]	[**]	[**]	[**]	[**]
2009	[**]	[**]	[**]	[**]	[**]	[**]
2010	[**]	[**]	[**]	[**]	[**]	[**]
2011	[**]	[**]	[**]	[**]	[**]	[**]
2012	[**]	[**]	[**]	[**]	[**]	[**]
2013	[**]	[**]	[**]	[**]	[**]	[**]
2014	[**]	[**]	[**]	[**]	[**]	[**]
2015	[**]	[**]	[**]	[**]	[**]	[**]
2016	[**]	[**]	[**]	[**]	[**]	[**]
2017	[**]	[**]	[**]	[**]	[**]	[**]
2018	[**]	[**]	[**]	[**]	[**]	[**]
2019	[**]	[**]	[**]	[**]	[**]	[**]
12/31/2020		[**]	[**]	[**]	[**]	[**]

Total	[**]	[**]	[**]	[**]	[**]	[**]

Annex Ib

Premises

Split of Deductible costs:

Interim financing		[**]

[**]		[**]

[**]

Further Assumptions:

– Total Investment Cost:	[**]

– Repayment of Debt pro rata per instruction of 7/11/02

– Completion in 2005

– Purchase Price:	[**] EUR( [**]% of the TIC)
(plus Admin fee)

[**]
(based on actual annual rent)

– rentable area (GIF):	Module A-F	128,975 m2
	Inventory area	10,817 m2
	Parking space	1,980

– Market rent / month:	Module A-F	[**]
(per Value instruction BLB)	Inventory area	[**]
	Parking space	[**]

– assumed rent increase:	Years 1 - 5	[**]
	Years 6 - 15	[**]

Annex Ic

Planned liquid assets calculation for a holding of € 100.000,--

Fiscal Year	Taxable income	Income Tax	Equity	Liquidity

Benefit (+)
	Gewinn (+)	Expense (-)	payout (+)	Inflow (+)
	Verlust (-)	Tax rate limits:	contribution (-)	Outflow (-)
= (3)+(4)
		2005	[**]
		from 2006	[**]
plus Solidarity premium *1)

(1)	(2)	(3)	(4)	(5)

2005	[**]	[**]	[**]	[**]
6/30/2006	[**]	[**]	[**]	[**]
2006	[**]	[**]	[**]	[**]
2007	[**]	[**]	[**]	[**]
2008	[**]	[**]	[**]	[**]
2009	[**]	[**]	[**]	[**]
2010	[**]	[**]	[**]	[**]
2011	[**]	[**]	[**]	[**]
2012	[**]	[**]	[**]	[**]
2013	[**]	[**]	[**]	[**]
2014	[**]	[**]	[**]	[**]
2015	[**]	[**]	[**]	[**]
2016	[**]	[**]	[**]	[**]
2017	[**]	[**]	[**]	[**]
2018	[**]	[**]	[**]	[**]
2019	[**]	[**]	[**]	[**]
12/31/2020	[**]	[**]	[**]	[**]

Proceeds			[**]	[**]

Total	[**]	[**]	[**]	[**]

Total incl. Investment amount			[**]

Example Presentation

*1)	Solidaity premium is caluclated for the entire period.

Annex Id

Profitability calculation for a holding of 100.000, --

Fiscal Year	Liquidity	Equity	Equity	Equity

	Inflow (+)	Interest	Repayment (+)	Principal
	Outflow (-)	[**]	contribution (-)
	= (5)	on (5) of prior year	= (2) ./. (3)	= Prior year ./. (4)
comapre col. (5)
of the planned
liquidity calculation

(1)	(2)	(3)	(4)	(5)

2005	[**]	[**]	[**]	[**]
6/30/2006	[**]	[**]	[**]	[**]
2006	[**]	[**]	[**]	[**]
2007	[**]	[**]	[**]	[**]
2008	[**]	[**]	[**]	[**]
2009	[**]	[**]	[**]	[**]
2010	[**]	[**]	[**]	[**]
2011	[**]	[**]	[**]	[**]
2012	[**]	[**]	[**]	[**]
2013	[**]	[**]	[**]	[**]
2014	[**]	[**]	[**]	[**]
2015	[**]	[**]	[**]	[**]
2016	[**]	[**]	[**]	[**]
2017	[**]	[**]	[**]	[**]
2018	[**]	[**]	[**]	[**]
2019	[**]	[**]	[**]	[**]
12/31/2020	[**]	[**]	[**]	[**]

Proceeds	[**]		[**]	[**]

Total	[**]	[**]	[**]

Example Presentation

Annex II

Liquid assets of the object company

	Total rent	Loan Consortium				Equity

Other costs of the
Year	(Minimum rent	Principal	Interest	Repayment	Instalment	Principal	Interest	Repayment	Instalment	company
	per Art 3 Nr 3b		[**]				[**]		(Payout)
of Lease Agrmnt)

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)

2020		[**]				[**]
2021	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
2022	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
2023	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
2024	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
2025	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

	[**]		[**]	[**]	[**]		[**]	[**]	[**]

Annex III to Supplementary Agreement No. 1 “Rents”
To Real-Estate Leasing Contract No. 181-614875 dated December 23, 2003

Covenant agreements

Equity-capital ratio = Ratio 1
Total equity capital +
minor convertible debts
[**]
Total liabilities

Debt ratio = Ratio 2
Debt
[**]
Total equity capital +
minor convertible debts

The debt is defined as the sum of short-term financial liabilities and those components of long-term financial liabilities that are due in the short term, plus long-term financial liabilities without components that are due in the short term.

Liquidity ratio = Ratio 3	Liquidity
[**]
Short-term liabilities
Definition of liquidity: cash and cash equivalents + current marketable securities + receivables from third parties + 80% inventories

Definition of short-term liabilities: sum of short-term liabilities - 25% accruals - short-term deferred taxes on the liabilities side (where these are covered by short-term deferred taxes on the assets side) - short-term liabilities insofar as these are used to finance the "cash and cash equivalents kept as securities" - short-term liabilities insofar as these result from a mark-to-market valuation of derivatives recorded as liabilities.

The Lessee agrees to provide written confirmation of its [**]) with regard to the [**] of the Infineon group in the form of a rational, complete and traceable calculation within [**] days after the end of each [**]. This calculation is based on the information published in the relevant [**] report in the [**], supplemented by the Lessee with the [**]

[**]:

Provided that and as long as [**].:

[**]

[**]

Supplementary Agreement No. 2 to Real-Estate Leasing Contract No. 181-61
4875 dated December 23, 2003

Security for Rent

1.	As security for all current and future claims – including conditional and fixed-term claims – of the Lessor arising from Real-Estate Leasing Contract No. 181-61 4875, the Lessee undertakes to pay the Lessor a security of [**] euros at the start of construction work ("commencement of construction as defined in EITF 96-21", which is expected to be on January 15, 2004).

The Lessor will be entitled to transfer the security to the outside investors of the Lessor (for the subject of the leasing contract). The transfer will become effective only after acceptance of construction for the subject of the leasing contract.

2.	When the situation arises, the Lessor will only be able to make use of the security after acceptance of construction for the subject of the leasing contract.

3.	The security will be provided either in the form of a pledge of a credit balance in accordance with Annex 1 of this agreement held by the Bayerische Landesbank or by means of an appropriate bank guarantee from a bank, approved by the outside investors, having a rating of at least "A" in accordance with the normal standards of this agreement (Annex 2). On request by the Lessor, the Lessee must provide an alternative guarantee from a bank, approved by the outside investors, having a rating of at least "A". Alternatively, the Lessee may choose to pledge a credit balance in accordance with Paragraph 1 and Annex 1 if the credit rating of the guarantor falls below a rating of "A".

4.	The Lessor will be able to use the security that has been provided to settle claims that become due during the period of the Real-Estate Leasing Contract. If it does so, the Lessee must increase the security to the amount in accordance with Paragraph 1 of this agreement within 1 month, or it must provide an additional bank guarantee equivalent to the amount that has been used in accordance with Annex 2.

5.	This security for rent does not represent "adequate security", within the meaning of Article 12 Paragraph 4 of the Real-Estate Leasing Contract, with which the legal consequences of a termination already announced by the Lessee can be avoided.

6.	In the case of the pledge in accordance with Annex 1, a Lessee setoff with the repayment claim from the security against due claims of the Lessor is ruled out during the period of the Real-Estate Leasing Contract .

Once the Real-Estate Leasing Contract has come to an end, the Lessor must render an account relating to the security, and must release any parts that are not needed.

Düsseldorf, 23.12.2003	/s/ Gubelt
Place, date	The Lessee

Munich, 23.12.2003	/s/ Henschel /s/ Ebert
Place, date	The Lessor

Annex 1 to Supplementary Agreement No. 2 "Security for Rent" to Real-Estate Leasing Contract No. 181-61 4875 dated December 23, 2003

Pledge of a credit balance in favor of the Lessor

Account no. ................... with a credit balance of € [**] has been opened

for	Infineon Technologies AG, Munich
– hereinafter referred to as "the Lessee" –

at	Bayerische Landesbank, Brienner Strasse 18, 80333 Munich
– hereinafter referred to as "the Bank" –

1.	Pledge

The credit balance of € [**] in the above account is herewith pledged to the Lessor in order to safeguard all current and future claims – including conditional and fixed-term claims –

of	MoTo Objekt Campeon GmbH & Co. KG, Düsseldorf
– hereinafter referred to as "the Lessor" –

against the Lessee that arise from Real-Estate Leasing Contract No. 181-61 4875 dated December 23, 2003 together with Supplementary Agreements Nos. 1 + 2.

The Lessor will be entitled to transfer the safeguarded claims, including the security, to its outside investors (for the subject of the leasing contract), but only after acceptance of construction for the subject of the leasing contract.

The Lessee will be solely entitled to the interest from this credit balance.

2.	Notice of pledge

The Lessee undertakes to notify the Bank without delay of this pledge, and to request that confirmation of the receipt of the notice be sent to the Lessor. At the same time, however, the Lessee also authorizes the Lessor to give such notice on its behalf.

3.	Assurance

The Lessee gives assurance that it is the unrestricted holder of the right to this credit balance, that, in particular, this credit balance has not been transferred to a third party or – apart from the lien under the General Terms and Conditions of Business of the Bank –is not encumbered with rights of third parties, that the Bank is not entitled to any pecuniary claims suitable for setoff or authorized for retention, and that it will also not permit such counterclaims to come into force without the prior consent of the Lessor, as long as this pledge is valid and such transfers could put at risk the rights of the Lessor.

4.	Right of exploitation of the Lessor

During the period of the Real-Estate Leasing Contract, the Lessor will be able to use the pledged credit balance to satisfy any claims secured by this agreement that have become due either wholly or in part. The Lessor will be able to use the security as soon as the case has arisen, but only after acceptance of construction for the subject of the leasing contract.

	a)	The Lessee will then be obliged to increase the pledged credit balance to the original amount in accordance with paragraph 1 of this agreement within one month of being requested to do so by the Lessor. The pledge will then also extend over the replenished amount, without the need for any special agreement on this point.

The Lessor will only use the amount that is needed to meet the claims that have become due.

	b)	The Bank will be entitled and obliged to pay the required amount at the first request of the Lessor. It must not do so, however, until four weeks have elapsed since the dispatch and receipt of notification about the request from the Lessor to the Lessee. The Lessor must indicate in this request that the Lessee has failed to fulfill all or some of its contractual obligations arising from the above Real-Estate Leasing Contract and the situation must have arisen in accordance with Supplementary Agreement No. 2. The Lessee herewith declares that it agrees to the sending of such notification from the Lessor by registered letter.

The Bank will not be obliged to check the justification and maturity of the Lessor's request (security maturity), but it must give the Lessee an opportunity to be heard no later than after the sum has been paid, and it must produce clarification of the justification regarding the request to pay in the event of there being any objection.

5.	Setoff lien

	a)	A Lessee setoff with the claim for repayment from the pledged credit balance against due claims of the Lessor during the period of the Real-Estate Leasing Contract is ruled out.

	b)	The Lessee must ensure that the Bank declares in its confirmation of the pledge to the Lessor that it withdraws its lien in accordance with section 14 of the Bank's General Terms and Conditions of Business in favor of the lien based on this agreement.

6.	Termination of the agreement

The Lessor must release the – remaining – credit balance without delay once the Real-Estate Leasing Contract has come to an end and the Lessor's claims that are secured by this agreement have been fully satisfied.

7.	Legal validity

If any term of this contract is not legally valid or is not carried out, this will not affect the validity of the remainder of the contract.

Munich, 2.9.2004	/s/ Kaum /s/ Gerard
Place, date	The Lessee

Düsseldorf, 3.9.2004	/s/ Schürmann /s/ Dasenbrock
Place, date	The Lessor

We have taken note of the aforementioned pledge agreement. We confirm receipt of the notice of pledge. We waive the rights to setoff / retention for the duration of the pledge, and we withdraw the lien under our General Terms and Conditions of Business in favor of its lien. We are not aware of any rights of third parties.

Munich, 10.9.2004
/s/ Landsberger /s/ Nigges
Place, date	The Bank

Annex 2 to Supplementary Agreement No. 2 "Security for Rent" to Real-Estate Leasing Contract No. 181-61 4875 dated December 23, 2003

Rent Guarantee

to secure certain claims on the part of the Lessor

Within the context of Real-Estate Leasing Contract No. 181-61 4875 dated December 23, 2003 and its Supplementary Agreement No.2,

we [Guarantor] hereby offer a full

Rent Guarantee

to the maximum amount of € [**]

in the form of an absolute promise to pay

for all current and future claims – including claims subject to time limits or other conditions – that are entitled to be made by

MoTo Objekt Campeon GmbH & Co. KG, Düsseldorf

–	hereinafter referred to as "the Lessor" –

under the aforementioned Real-Estate Leasing Contract and Supplementary Agreements Nos. 1 and 2

against Infineon Technologies AG, Munich

–	hereinafter referred to as "the Lessee" –

1.	Scope of the Guarantee

Under the terms of this Guarantee, we shall only be liable for claims that do not exceed the maximum amount stated above. We shall only be obliged to make payments in cash for claims arising from this Guarantee.

2.	Exercise of claims under the Guarantee / waiver of defense

	a)	We shall pay the required amount at the request of the Lessor, provided the Lessor states in its request for payment that the Lessee has not fulfilled, or has not completely fulfilled, its contractual obligations under the aforementioned Real-Estate Leasing Contract and that a situation in accordance with Supplementary Agreement No. 2 has arisen. The Lessor will not be obliged first of all to enter into legal proceedings against the Lessee or to cash securities pledged to it.

We shall not be obliged to verify that any claim made by the Lessor is justified or due. After payment, however, we shall obtain a statement from the Lessee regarding the payment and the justification for it. If the Lessee is not in agreement with the payment made, efforts must be made to ensure that the Lessee and the Lessor come to a satisfactory arrangement.

	b)	Under the terms of this Guarantee, we have an independent obligation to make payment to the Lessor or a cessionary of the guarantee claims when first requested and in accordance with the provisions of this Guarantee, in all circumstances independently of the effectiveness, legitimacy and practicability of the leasing contract and notwithstanding any objections raised by the Lessee or by a third party. Prior to the issue of a payment request under the terms of this Guarantee, the Lessor or the cessionary of the guarantee claims will not be obliged to demand payment from the Lessee or from any third party, to take legal proceedings against the Lessee or a third party, to enforce existing claims against the Lessee or a third party or to redeem securities pledged by the Lessee or a third party.

3.	Transfer of securities

	a)	Not until we have paid the guaranteed debt in full shall we have the right to claim transfer of the securities pledged to the Lessor in order to secure the guaranteed claims.

	b)	Once we have paid the guaranteed debt in full, and if the Lessor has to release securities in accordance with the security agreements, the Lessor must transfer to us the securities that have been pledged to it by the Lessee – if necessary, on a pro rata basis. The Lessor must transfer any securities pledged by third parties back to the provider of the security in question, unless anything to the contrary has been agreed with the latter.

	c)	Where securities (such as, for example, liens) have to be transferred to us by law, only the particular legal provisions will apply. If claims made by the Lessor exceed the maximum amount quoted in 1 and the securities transferable to us by law are also serving as security for the non-guaranteed portion of the claims, the Lessor will have first claim to satisfaction against us.

	d)	Any claims brought by us for settlement and transfer of securities against other providers of security will not be affected by the above provisions.

4.	Offsetting of payments received

The Lessor may initially offset any revenue from the redemption of securities pledged to it by the Lessee, or other third parties, against the portion of its claims that are due that is in excess of the maximum guaranteed amount mentioned above. This also applies to the securities that we have pledged to provide additional security for claims made against the Lessee, unless these were intended to secure the Guarantee. In the same way – that is to say primarily in relation to the portion of its claims that is not guaranteed here – the Lessor may charge all payments made for and on account of the Lessee as an expense.

5.	Additional guarantee declarations

This Guarantee will apply in addition to any other guarantees or securities provided by us.

6.	Prolongation and release of securities

We shall not be released from our guarantee obligation if the Lessor grants the Lessee prolongation, if it releases other guarantors from their obligations, or if it releases other securities, and in particular if the Lessor grants rights of disposal to properties subject to the Lessor’s lien in the proper execution of its business relationship with the Lessee or in order to safeguard legitimate interests of the Lessee or the Lessor. We shall also not be released if the Lessor waives the right to securities in order to fulfill release obligations arising from other securitization agreements.

7.	Life of the Guarantee

This Guarantee will expire when the Guarantee Declaration is returned to us. The Guarantee Declaration must be returned once all safeguarded claims have been fully met.

The right to terminate the Guarantee, such as, for example in the event of a significant deterioration in the assets of the Lessee, is excluded.

8.	Legal validity

If one or more provisions of this Guarantee are not legally effective or are not implemented, the validity of the Guarantee as a whole will not be affected.

Place, date	The Guarantor